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                                                                  Exhibit 10.16


                                    June 3, 1999

Mr. Kim Mayyasi
12 Commonwealth Avenue #401
Boston, MA  02116

Dear Kim:

Vialog is pleased to offer you the position of Chief Executive Officer, reporting to the Board of Directors at a bi-weekly salary of $13,461.54, which is equivalent to an annual rate of $350,000. You will be eligible to participate in Vialog's bonus compensation program up to an annual potential of $100,000. The details of this performance-based bonus will be determined no later than 30 days after your start date with the company. In addition, Vialog will grant you a stock option to purchase 250,000 shares of Vialog Common Stock subject to the approval of the Board of Directors at the first scheduled Board of Director's meeting after your hire date. Your Vialog stock options will vest over a three-year period, with an equal, proportionate share of the total options vesting quarterly. These options will be granted at the market price for Vialog stock effective as of the date on which this offer letter is signed.

You will also be eligible to participate in Vialog's health, dental, executive disability and additional benefit plans offered to other employees on similar terms. You will be required to execute a copy of Vialog's standard Invention, Non-Disclosure and Non-Competition Agreement.

Upon acceptance of the terms and conditions outlined in this letter, we will begin preparation of an Employment Agreement. If Vialog terminates your employment with the company for reasons unrelated to "cause", you will receive separation pay for a period of six months after your last day of work. Further, as this offer is contingent upon the completion of a successful background check, please provide me with the names of three professional references.

This offer expires at 5:00 pm on Monday, June 7, 1999. Assuming you accept this offer, we would like you to start on or before Monday, July 5, 1999.
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Letter to Kim Mayyasi
June 3, 1999
Page 2 of 2

We are confident that you will lead Vialog closer to its vision of being a world class organization that consistently exceeds the expectations of its employees, clients and shareholders. I personally look forward to working with you to help create a dynamic and rewarding enterprise for all of our stakeholders.

Please indicate your acceptance of this offer by signing below.

Sincerely,

/s/ Clarissa A. Peterson

Clarissa A. Peterson
Vice President-Human Resources

/s/ Kim Mayyasi
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Agreed and accepted

6/3/99
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Date